Exhibit (k)

Services Agreement
This Services Agreement (the “Agreement”) is entered into and effective as of September 10, 2024 (the “Effective Date”) by and among:
1.
SS&C Technologies, Inc., a corporation incorporated in the State of Delaware (“SS&C Tech”); ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“SS&C ALPS”); SS&C GIDS, Inc., a corporation incorporated in the State of Delaware (“SS&C GIDS”); and DST Asset Manager Solutions, Inc., a corporation incorporated in the Commonwealth of Massachusetts (“SS&C DST” and, collectively with SS&C Tech, SS&C ALPS and SS&C GIDS, “SS&C”); and

2.	Each of the investment vehicles listed in Schedule C, severally and not jointly (each, a “Fund” and collectively, the “Funds”).
SS&C and Fund each may be referred to individually as a “Party” or collectively as “Parties”.
1.	Definitions; Interpretation
1.1. As used in this Agreement, the following terms have the following meanings:
(a)
“Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)
“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c)	“Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.
(d)	“Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.
(e)
“Client Data” means all data of Fund, including Fund Confidential Information, and any other data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Fund and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

(f)
“Confidential Information” means any information about Fund, Management or SS&C, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)	“Data Supplier” means a supplier of Market Data.
(h)
“Governing Documents” means the constitutional documents of an entity and, with respect to Fund, all minutes of meetings of the board of trustees or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other disclosure or operational documents utilized by Fund in connection with the offering of any of its securities or interests to investors, all as amended from time to time.

(i)
“Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(j)	“Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(k)
“Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(l)
“Management” means Fund’s officers, directors, employees, and the then-current investment adviser and sub-advisor(s) (if any), including any officers, directors, employees or agents of the then current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day-to-day operations and management of Fund.

(m)	“Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.
(n)	“Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.
(o)	“Services” means the services listed in Schedule A.
(p)	“SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.
(q)
“SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

(r)	“Termination Event” has the meaning set forth in Section 5.1 of this Agreement.
(s)	“Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or
    (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.
1.2. Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.
1.3. Section and Schedule headings shall not affect the interpretation of this Agreement.  This Agreement includes the schedules and appendices hereto.  In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.
1.4. Words in the singular include the plural and words in the plural include the singular.  The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.”  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
1.5. The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with any industry custom or practice, or any internal policies or procedures of any Party.  The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.
2.	Services and Fees
2.1. Subject to the terms of this Agreement, SS&C will perform the Services set forth in Schedule A hereto for Fund. SS&C shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied.  Fund requests to change the Services, including those necessitated by a change to the Governing Documents of Fund or a change in applicable Law, will only be binding on SS&C when they are reflected in an amendment to Schedule A.
2.2. Fund agrees to pay the fees, charges and expenses set forth in the fee letter(s) (a “Fee Letter”), which may be amended from time to time.  Each Fee Letter is incorporated by reference into this Agreement and is subject to the terms of this Agreement.
2.3. In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to one or more of its Affiliates or other Persons (and any required Fund consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C.  If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder, (ii) in respect of personal data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C as specified herein or as otherwise imposed by applicable Law, and (iii) if required by applicable Law, SS&C will identify such agents and the Services delegated and will update Fund when making any material changes in sufficient detail to provide transparency and to enable Fund to object to a particular arrangement.

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3.	Fund Responsibilities
3.1. The management and control of Fund are vested exclusively in Fund’s board of trustees (the “Board”) and as delegated by the Board and Management, subject to the terms and provisions of Fund’s Governing Documents.  Fund’s Board and Management are responsible for and will make all decisions and perform all management functions relating to the operation of Fund, and shall authorize and are responsible for all transactions.  Without limiting the foregoing, Fund shall:
(a)	Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Fund.
(b)
Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C of any errors it is in a position to identify.

(c)	Provide, or cause to be provided, and accept responsibility for, valuations of Fund’s assets and liabilities in accordance with Fund’s written valuation policies.
(d)
Provide SS&C with timely and accurate information including trading and Fund investor records, valuations and any other items required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2. The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to Fund and do not limit or modify Fund’s responsibility for determining the value of Fund’s assets and liabilities.
3.3. Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents.  It is Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date.  Fund will notify SS&C in writing of any changes to Fund Governing Documents that may materially impact the Services and/or that affect Fund’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. SS&C is not responsible for monitoring compliance by Fund with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.
3.4. In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis.  Market Data may (i) only be used by Fund in connection with the Services and (ii) not be disseminated by Fund or used to populate internal systems in lieu of obtaining a data license.  Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice.  Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to Fund or any other Person for any Losses with respect to Market Data, reliance by SS&C Associates or Fund on Market Data or the provision of Market Data in connection with this Agreement.
3.5. Fund shall deliver, and use commercially reasonable efforts to ensure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons acting on its behalf promptly deliver, to SS&C, all Client Data and the then most current version of all Fund Governing Documents and any other material Fund agreements.  Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services.
3.6. Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith, SS&C Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates in connection with the performance of the Services and SS&C’s duties and obligations hereunder, without further enquiry or liability.
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3.7. Notwithstanding anything in this Agreement to the contrary, if SS&C is in doubt as to any action it should or should not take in its provision of Services, SS&C Associates may request directions, advice or instructions from Fund, or as applicable, Management, custodian or other service providers.  If SS&C is in doubt as to any question of law pertaining to any action it should or should not take, Fund will make available to and SS&C Associates may request advice from counsel for any of Fund, Fund’s independent board members, its officers, or Management (including its investment adviser or sub-adviser), each at Fund’s expense.
3.8. Fund agrees that, to the extent applicable, if officer position(s) are filled by SS&C Associates, such SS&C Associate(s) shall be covered by Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and Fund shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of Fund on substantially the same terms as such coverage is provided for the other persons serving as officers of Fund after such persons are no longer officers of Fund; or (iii) continued in the event Fund merges or terminates, on substantially the same terms as such coverage is continued for the other Fund officers (but, in any event, for a period of no less than six (6) years).  Fund shall provide SS&C with proof of current coverage, including a copy of the Policy, and shall notify SS&C immediately should the Policy be cancelled or terminated.
4.	Term
4.1. The initial term of this Agreement will be from the Effective Date through the date ending three (3) years following the Effective Date (“Initial Term”).  Thereafter, this Agreement will automatically renew for successive terms of two (2) years each unless either SS&C or Fund provides the other Party with a written notice of termination at least ninety (90) calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).
5.	Termination
5.1. SS&C or Fund also may, by written notice to the other, terminate this Agreement if any of the following events occur:
(a)
The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within thirty (30) calendar days after the non-breaching Party gives the other Party written notice of such breach; or

(b)
The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) becomes subject to a material Action or an Action involving fraud, willful misconduct, or violation of Law that the terminating Party reasonably determines could cause such terminating Party reputational harm; provided that in the case of SS&C, such material Action is specifically with respect to SS&C’s actions or inaction in its capacity as a fund administrator, or (v) where the other Party is Fund, material changes in Fund’s Governing Documents or the assumptions set forth in Section 1 of Fee Letter are determined by SS&C, in its reasonable discretion, to materially affect the Services or to be materially adverse to SS&C.

If any such event occurs (each, a “Termination Event”), the termination of this Agreement will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than ninety (90) calendar days after the occurrence of such Termination Event.
5.2. If more than one Fund is subject to this Agreement:
(a)
This Agreement will terminate with respect to a particular Fund because that Fund is ceasing operations or liquidating as of cessation or liquidation, but that Fund and Management will remain responsible for the greater of the fees payable under this Agreement with respect to that Fund through (i) the remainder of the Initial Term or then current successive term or (ii) 90 calendar days after termination, which fees shall be payable in a lump sum upon notice of the cessation or liquidation.

(b)
Management is authorized to terminate this Agreement with respect to each Fund and to enter into the termination-related agreements and amendments on behalf of any terminated Fund contemplated by Section 5.3, in each case without any further action of the terminated Fund or any other Fund.

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5.3. Upon delivery to SS&C of a termination notice from Fund, subject to the receipt by SS&C of all then-due fees, charges and expenses, including any fees remaining for the balance of the unexpired portion of the Term, as noted in Section 5.3  (other than amounts properly disputed in good faith pursuant to the terms in the Fee Letter), SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A and/or Fee Letter executed by SS&C.  In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying requested Client Data to the applicable Fund to which the Client Data relate, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all properly invoiced fees, charges and expenses have been paid, including (except for termination pursuant to Section 5.1(a)) any minimum fees set forth in the Fee Letter for the balance of the unexpired portion of the Term.  In the event that Fund wishes to retain SS&C to perform additional transition or related post-termination services, including, but not limited to, providing data and reports in new formats, performing work, committing resources, or reporting deliverables after the termination date, Fund and SS&C shall agree in writing to the additional services and related fees and expenses in a statement of work or an amendment to Schedule A and/or Fee Letter, as appropriate. Should either Party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by Fund.
5.4. If Fund elects to terminate this Agreement prior to the end of the Term, Fund agrees to pay an amount equal to the average monthly fee paid by Fund to SS&C under the Agreement multiplied by the number of months remaining in the Term.  To the extent any services are performed by SS&C for Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed.
5.5. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise.  Sections 2.2, 5.2 (as applicable), 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement.  To the extent any services that are Services are performed by SS&C for Fund after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.
6.	Limitation of Liability and Indemnification
6.1. Notwithstanding anything in this Agreement to the contrary, SS&C Associates shall not be liable to Fund for any action or inaction of any SS&C Associate except to the extent of direct Losses to have resulted solely from the gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement.  Except with respect to all amounts payable by Fund as part of its indemnification obligations under this Section 6, in no event shall either Party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value.  Fund shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties except to the extent that such Losses resulted solely from the gross negligence, willful misconduct or fraud of SS&C Associates in the performance of SS&C’s duties or obligations under this Agreement.  Any expenses (including legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Fund on a quarterly basis prior to the final disposition of such matter upon receipt by Fund of an undertaking by SS&C to repay such amount if it shall be determined that an SS&C Associate is not entitled to be indemnified.  The maximum amount of cumulative liability of SS&C Associates to Fund for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by Fund to SS&C under this Agreement for the most recent 60 months immediately preceding the date of the event giving rise to the Claim.  For the avoidance of doubt, SS&C Associates shall have no liability to Management whatsoever for any Losses in the performance of SS&C’s duties or obligations under this Agreement.
6.2. Further, and notwithstanding anything herein to the contrary, with respect to “as of” adjustments, SS&C will not assume one hundred percent (100%) responsibility for losses resulting from “as ofs” due to clerical errors or misinterpretations of securityholder instructions, but SS&C will discuss with Fund, SS&C's accepting liability for an "as of" on a case-by-case basis and may accept financial responsibility for a particular situation resulting in a financial loss to Fund where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, and subject to the applicable standard of care and liability limits in the Agreement, SS&C in its discretion believes SS&C’s conduct was culpable and SS&C’s conduct is the sole cause of the loss.  A loss is “material” for purposes of this Section  when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time).  When SS&C concludes that it should contribute to the settlement of a loss, SS&C’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected portfolio (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).
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7.	Representations and Warranties
7.1. Each Party represents and warrants to each other Party that:
(a)
It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)
Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)	It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.
(d)
The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2. Fund represents and warrants to SS&C that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of Fund and other corporate actions thereof; (ii) it is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware, registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a non-diversified, closed-end management investment company that operates as an interval fund pursuant to Rule 23c-3 of the 1940 Act; (iii) it is empowered under applicable laws and by its Declaration of Trust and By-laws (together, the "Organizational Documents") to enter into and perform this Agreement; (iv) the Board of Trustees of Fund has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify SS&C of (1) any Action against it, and (2) changes (or pending changes) in applicable Law with respect to Fund that are relevant to the Services.
7.3. SS&C represents and warrants to Fund that:
(a)	To the best of its knowledge, no legal or administrative proceedings have been initiated or threatened which would impair SS&C’s ability to perform the services under this Agreement;
(b)	It has and will continue to have access to the necessary licenses, facilities, equipment and personnel to perform its duties and obligations under this Agreement;
(c)
To the best of its knowledge, information and belief regarding any requests made to SS&C by Fund, SS&C has disclosed to Fund prior to the date hereof all facts in relation to SS&C and its business affairs and regulatory standing as are material and ought properly to be made known to any person proposing to enter into this Agreement;

(d)
It has implemented and maintains commercially reasonable policies and procedures that are reasonably designed to protect against unauthorized access to or use of Fund Data, Personal Information and Fund’s Confidential Information maintained by SS&C that could result in material harm or inconvenience to Fund or Fund investors; and

(e)
To the best of its knowledge, information and belief none of the software owned or licensed by SS&C and used to provide the services hereunder to Fund contains a virus, malware or a similar defect that could reasonably be anticipated to damage, detrimentally interfere with, surreptitiously intercept, adversely affect or expropriate Personal Information or Funds’ Confidential Information maintained by SS&C.

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(f)
SS&C DST represents that it is registered, and at all times during the term of this Agreement shall be registered, as a transfer agent as required under the Securities Exchange Act of 1934, as amended (the "1934 Act"), including Section 17(A)(c) of the 1934 Act.

8.	Client Data
8.1. Fund (i) will provide or ensure that other Persons provide all Client Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data.  As between SS&C and Fund, all Client Data shall remain the property of Fund to which such Client Data relate.  Client Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.2.  SS&C shall be permitted to act upon instructions from Fund with respect to the disclosure or disposition of Client Data related to Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.
8.2. SS&C shall maintain and store material Client Data used in the official books and records of Fund for a rolling period of seven (7) years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies or until such earlier time as it returns such records to Fund or Fund’s designee.
8.3. Client Reviews.  Upon at least thirty (30) days’ written notice from Fund to SS&C, Fund, through its officers or agents (other than any Person that is a competitor of SS&C), and Government Authorities with jurisdiction over the Fund (each, a “Reviewer”) may conduct a reasonable, on-site review of the operational and technology infrastructure controls used by SS&C to provide the Services and meet SS&C’s confidentiality and information security obligations under this Agreement (a “Review”). Fund shall use reasonable best efforts to accommodate SS&C requests to reschedule any Review based on the availability of required resources. With respect to any Review, Fund shall:
(a)	Ensure that the Review is conducted in a manner that does not disrupt SS&C’s business operations.
(b)
Pay SS&C’s reasonable costs, including staff time at standard rates for up to 200 hours; provided that any such costs in excess of those incurred for up to 200 hours of staff time at standard rates must be pre-approved by Fund.

(c)	Comply, and ensure that Reviewers comply, with SS&C’s policies and procedures relating to physical computer and network security, business continuity, safety and security.

(d)
Ensure that all Reviewers agree in writing to confidentiality obligations substantially similar to, and no less protective than, those set forth in this Agreement (which Fund shall provide to SS&C upon request).

(e)	Except for mandatory Review by Government Authorities, be limited to one (1) review per calendar year.
9.	Data Protection
9.1. From time to time and in connection with the Services SS&C may obtain access to certain personal data from Fund or from Fund investors and prospective investors.  Personal data relating to Fund and its respective Affiliates, members, shareholders, directors, officers, partners, employees and agents, and of Fund investors or prospective investors will be processed by and on behalf of SS&C.
9.2. Fund consents to the transmission and processing of such data outside the jurisdiction governing this Agreement in accordance with applicable Law.
9.3. Without prejudice to SS&C’s obligations under Section 9.1 to 9.2, SS&C will implement and maintain (a) a written information security program which shall be reviewed by SS&C at least annually and (b) policies and procedures that are reasonably designed to protect against unauthorized access to or use of Client Data maintained by SS&C that could result in material harm or inconvenience to Fund and Management, or Fund investors.  SS&C shall provide a summary of such written information security program to Fund or Management as soon as reasonably practicable upon written request by Fund or Management.
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9.4 Without prejudice to SS&C’s obligations under Section 9.1 to 9.2, SS&C will promptly investigate material incidents of unauthorized access to or loss of Client Data maintained by SS&C (a “Data Breach”) and, unless prohibited by applicable Law or if it would compromise SS&C’s investigation, notify Manager as soon as reasonably practicable after becoming aware of any Data Breach. Fund and Management are responsible for making notifications related to a Data Breach that are required by applicable Law. SS&C will work with Fund and Management in good faith to effect such notifications. SS&C will seek to implement corrective action to respond to Data Breaches and prevent future occurrences, and will report to the Fund (or Management on behalf of such Fund) the corrective actions.  SS&C will reasonably cooperate with Fund and Management in the event of any Government Authority inquiry related to or arising out of a Data Breach.

9.5 At the request of the Fund or Management, on an annual basis and subject to a written disclaimer and indemnity, SS&C will provide the Fund or Management with a copy of its reports prepared under Statement on Standards for Attestation Engagements No.18., Service Organization Controls 1 (SOC1), as applicable to the Services.
10.	SS&C Property
10.1. SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers.  Neither Fund nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein.  Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.
11.	Confidentiality
11.1. Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.
11.2. Each Party may disclose the other Party’s Confidential Information:
(a)
In the case of Fund, to each of Management, its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement.  Fund shall ensure compliance by Fund Representatives with Section 11.1.

(b)
In the case of SS&C, to Fund and each SS&C Associate, Fund Representative, investor, Fund bank or broker, Fund or Management counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement.  SS&C shall ensure compliance by SS&C Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)
As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3. Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement.  Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) seven (7) years or (ii) as required by Law or its internal policies.
11.4. SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law.  SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C in connection with the Services.
11.5. Upon the prior written consent of Fund, SS&C shall have the right to identify Fund in connection with its marketing-related activities and in its marketing materials as a client of SS&C.  Upon the prior written consent of SS&C, which shall not be unreasonably delayed, withheld or conditioned, Fund shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement in the offering documents of Fund.  This Agreement shall not prohibit SS&C from using any Fund data (including Client Data) in tracking and reporting on SS&C’s clients generally or making public statements about such subjects as its business or industry; provided that Fund is not named in such public statements without its prior written consent.  If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to Fund, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by Fund or some other Person, Fund will reasonably cooperate with any request by SS&C to include such notices.  Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is (i) providing valuations with respect to the securities, products or services of Fund, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Fund, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Fund or any of its assets, investors or customers.
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11.6. In the event Fund obtains information from SS&C or the TA2000 System which is not intended for Fund, Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify SS&C that unauthorized information has been made available to Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide SS&C reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to SS&C a certificate executed by an authorized officer of Fund certifying that all such unauthorized information in Fund’s possession or control has been delivered to SS&C or destroyed as required by this provision.
12.	Notices
12.1. Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties).  Notices shall be deemed effective when received by the Party to whom notice is required to be given.
If to SS&C (to each of):

SS&C Technologies, Inc.
4 Times Square, 6th Floor
New York, New York 10036
Attention:  Chief Operating Officer
General Counsel
E-mail: notices@sscinc.com

If to Fund or Management:
Sphinx Opportunity Fund
Sphinx Opportunity Fund II
16192 Coastal Highway
Lewes, Delaware 19958
Attn: Josh Curtis
Email: josh@sphinx.com

13.	Miscellaneous
13.1. Amendment; Modification.  This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party.  No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.
13.2. Assignment.  Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Fund, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C.  SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business.  Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. Notwithstanding the foregoing, if SS&C assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without Fund consent, Fund may terminate this Agreement by written notice to SS&C within ninety (90) days of receiving notice of such assignment or transfer, subject to the right of SS&C within thirty (30) calendar days of such termination notice to rescind such assignment or transfer.
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13.3. Choice of Law; Choice of Forum.  This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York.  The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim.  Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.
13.4. Counterparts; Signatures.  This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original.  Such counterparts together will constitute one agreement.  Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.
13.5. Entire Agreement.  This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.  This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to Fund, Management or any other Person for, and Fund and Management hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.
13.6. Force Majeure.  SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events.  SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event, including maintaining procedures for the safekeeping and security of information relating to the other Party.
13.7. Non-Exclusivity.  The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person.  Fund understands that SS&C may have relationships with Data Suppliers and providers of technology, data or other services to Fund and SS&C may receive economic or other benefits in connection with the Services provided hereunder.
13.8. No Partnership.  Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.
13.9. No Solicitation.  During the term of this Agreement and for a period of twelve (12) months thereafter, neither Fund nor Management will directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates without the consent of SS&C; provided, however, that the foregoing shall not prevent Fund or Management from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates.  If Fund or Management employs or engages any SS&C Associate during the term of this Agreement or the period of twelve (12) months thereafter, such entity shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C.
13.10. No Warranties.  Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data.  SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services.  All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.
13.11. Severance.  If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable.  If such modification is not practical, the relevant provision shall be deemed deleted.  Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement.  If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.
13.12. Testimony.  If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which Fund is a party or otherwise related to Fund, Fund shall reimburse SS&C for all costs and expenses, including the time of its professional staff at SS&C’s standard rates and the cost of legal representation, that SS&C reasonably incurs in connection therewith.
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13.13. Third Party Beneficiaries.  This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates and Data Suppliers.
13.14. Waiver.  No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy.  No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.
13.15. Certain Third Party Vendors.  Nothing herein shall impose any duty upon SS&C in connection with or make SS&C liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Broadridge Financial Services (investor communications), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C selected such company, SS&C shall have exercised due care in selecting the same.  Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.
* * *
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This Agreement has been entered into by the Parties as of the Effective Date.
SS&C Technologies, Inc. ALPS Fund Services, Inc. SS&C GIDS, Inc. DST Asset Manager Solutions, Inc.		Sphinx Opportunity Fund
By:	/s/ Bhagesh Malde	By:	/s/ Josh Curtis
Name:	Bhagesh Malde	Name:	Josh Curtis
Title:	Authorized Signatory	Title:	President and Chief Executive Officer

Sphinx Opportunity Fund II
		By:	/s/ Josh Curtis
		Name:	Josh Curtis
		Title:	President and Chief Executive Officer
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Schedule A
Services
A.	General
1.	As used in this Schedule A, the following additional terms have the meanings ascribed to them below:
(i)	“ACH” shall mean the Automated Clearing House;
(ii)	“AML” means anti-money laundering and countering the financing of terrorism;
(iii)	“Bank” shall mean a nationally or regionally known banking institution;
(i)
“Blue Sky” shall mean the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of mutual funds and the related compliance services;

(iv)	“Code” shall mean the Internal Revenue Code of 1986, as amended;
(v)	“DTCC” shall mean the Depository Trust Clearing Corporation;
(vi)
“investor” or “securityholder” means an equity owner in Fund, whether a limited liability company interest holder in a limited liability company, a shareholder in a company, a partner in a partnership, a unitholder in a trust or otherwise.  A “prospective investor” means an applicant to become an investor;

(vii)	“IRA” shall mean Individual Retirement Account;
(viii)	“NAV” means net asset value;
(ix)	“OFAC” means the Office of Foreign Assets Control, an agency of the United States Department of the Treasury;
(x)
“Procedures” shall collectively mean SS&C GIDS’s transfer agency procedures manual, third party check procedures, checkwriting draft procedures, Compliance + and identity theft programs and signature guarantee procedures;

(xi)	“Program” shall mean Networking, Fund Serv or other DTCC program;
(xii)	“Sales Feed” shall mean a data file in industry standard format sent by a third party; and
(xiii)	"TA2000 System" shall mean SS&C GIDS’s TA2000TM computerized data processing system for shareholder accounting.
2.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.
3.	Fund and Management acknowledge that SS&C’s ability to perform the Services is subject to the following dependencies:
(i)
Fund, Management and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Fund, Management and other Persons that are not employees or agents of SS&C remaining fully operational.
(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C Associates in connection with the Services by any Person.
(iv)	Fund and Management informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.
(v)
Any warranty, representation, covenant or undertaking expressly made by Fund or Management under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)
SS&C’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

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4.
Notwithstanding anything in this Agreement to the contrary, SS&C Tech is responsible for providing the Services listed under Section D “Private Equity Portfolio Accounting and Administration”, Section E “GoWire” and Section F “Tax Administration”; SS&C GIDS is responsible for providing the Services listed under Section H “Shareholder Recordkeeping, Transfer Agency and Investor Relations” and Section I “AML”, and SS&C DST is responsible for providing the Services listed under Section H “Blue Sky Filing Services,” while SS&C ALPS is responsible for providing all other Services.

5.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by Fund and Management of the duties and obligations listed.
B.	Registered Fund Accounting and Administration (applicable to Fund only and not to separate sleeves, subsidiaries or special purpose vehicles)
1.	Fund Accounting
(i)	Calculate daily NAVs as required by Fund and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code
(ii)	Transmit NAVs to investment adviser, NASDAQ, Transfer Agent & other third parties
(iii)	Reconcile cash and investment balances with the custodian
(iv)	Provide data and reports to support preparation of financial statements and filings
(v)	Prepare required Fund Accounting records in accordance with the 1940 Act
(vi)	Obtain and apply security valuations as directed and determined by Fund consistent with Fund’s pricing and valuation policies
(vii)	Participate, when requested, in fair value committee meetings as a non-voting member
(viii)	Calculate monthly SEC standardized total return performance figures
(ix)	Coordinate reporting to outside agencies including Morningstar, etc.
(x)	Prepare and file Form N-PORT
2.	Fund Administration
(i)	Prepare annual and semi-annual financials statements utilizing templates for standard layout and printing
(ii)	Prepare Forms N-CEN, N-CSR, N-PX and 24F-2
(iii)	Host annual audits
(iv)	Prepare required reports for quarterly Board meetings
(v)	Monitor expense ratios
(vi)	Maintain budget vs. actual expenses
(vii)	Manage fund invoice approval and bill payment process
3.	Legal Administration
(i)	Coordinate preparation and filing of repurchase offer notices and circulation of draft notices to client, fund counsel, internal personnel and transfer agent
(ii)	Coordinate annual updates to one prospectus and statement of additional information
(iii)	Coordinate standard layout and printing of prospectus
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(iv)	File Forms N-CSR, N-PX and N-23c-3
(v)	Compile and distribute quarterly board meeting materials
(vi)	Attend quarterly board meetings telephonically and prepare first draft of quarterly meeting minutes (special board meetings will incur additional project fees per hour at SS&C’s standard rates)
Notes and Terms to Fund Accounting and Administration
1.
SS&C ALPS agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by Fund. SS&C ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by Fund.

2.
Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in Fund’s prospectus and statement of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of Fund or Management, as applicable. SS&C ALPS will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between SS&C ALPS and Fund. SS&C ALPS will report violations, if any, to Fund’s Chief Compliance Officer as promptly as practicable following discovery.

3.
SS&C ALPS independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C ALPS’ fund accounting department and supplemental data from certain third-party sources.  As such, Portfolio Compliance Testing performed by SS&C ALPS is limited by the information contained in Fund accounting source reports and supplemental data from third-party sources.  Fund agrees and acknowledges that SS&C ALPS’ performance of the Portfolio Compliance Testing shall not relieve Fund of its primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and SS&C ALPS shall not be held liable for any act or omission of Fund or Management (or any other Party) as applicable, with respect to Portfolio Compliance.

4.
Fund acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by Fund, its Management, Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the Parties or as otherwise provided for under this Agreement. Except as otherwise provided for herein, Fund acknowledges that it is the sole responsibility of Fund to validate the existence of assets reported to SS&C ALPS.  SS&C ALPS may rely, and has no duty to investigate the representations of Fund, its Management, Fund’s custodian or other Fund service provider.

5.
SS&C ALPS shall utilize one or more pricing services, as directed by Fund.  Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of Fund.  For those securities where prices are not provided by the pricing service(s), Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s).  In the event Fund desires to provide a price that varies from the price provided by the pricing service(s), Fund shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date.  All pricing changes made by Fund will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

C.	Report Modernization Terms and Conditions
1.
Fund acknowledges that SS&C ALPS may rely on and shall have no responsibility to validate the existence of assets reported by Fund, Fund’s custodian or other Fund service provider, other than SS&C ALPS’ completion of a reconciliation of the assets reported by the parties.  Fund acknowledges that it is the sole responsibility of Fund to validate the existence of assets reported to SS&C ALPS.  SS&C ALPS may rely, and has no duty to investigate the representations of Fund, Fund’s custodian or other Fund service provider.

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SS&C ALPS shall utilize one or more pricing services, as directed by Fund.  Fund shall identify in writing to SS&C ALPS the pricing service(s) to be utilized on behalf of Fund.  For those securities where prices are not provided by the pricing service(s), Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C ALPS the resulting price(s).  In the event Fund desires to provide a price that varies from the price provided by the pricing service(s), Fund shall promptly notify and supply SS&C ALPS with the valuation of any such security on each valuation date.  All pricing changes made by Fund will be provided to SS&C ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.
2.	In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Modern Data Services”):

•	Preparation and Filing of Form N-PORT and Form N-CEN

(i)
In connection with completion of the Modern Data Services, Market Data may be supplied to Fund through an SS&C ALPS Associate(s) or directly by a Data Supplier (for the purposes of this Section H, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to Fund by SS&C ALPS or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services.  Accordingly, Fund acknowledges that Market Data is proprietary to SS&C ALPS Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by Fund to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Fund obtaining a data license from SS&C ALPS Associates or Data Supplier, as applicable.  Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Fund.

(ii)
Fund acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or SS&C ALPS Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

(iii)
No SS&C ALPS Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that SS&C ALPS will, as soon as reasonably practicable upon receipt of notice from Fund, correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Fund.

(iv)
Notwithstanding anything in this Agreement to the contrary, no SS&C ALPS Associate nor Data Supplier shall be liable to Fund or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an SS&C ALPS Associate(s), Fund or any other Person on such Market Data.  Further, Fund shall indemnify all SS&C ALPS Associates and applicable Data Suppliers against, and hold such SS&C ALPS Associates and Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any SS&C ALPS Associate(s) or Data Provider suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom.

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(v)
Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no SS&C ALPS Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(vi)
FUND ACCEPTS THE MARKET DATA AS IS AND NO SS&C ALPS ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

D.	Private Equity Portfolio Accounting and Administration
1.	Set-up and onboarding:
(i)
Review Governing Documents of the private equity and real estate investment funds (and such other investments as agreed in writing) in which Fund invests (each an “Underlying Fund”) to obtain information regarding applicable matters required to perform the Services.

(ii)	Establish a process with Management for communications regarding capital calls, distributions, valuation, deliverables and ad hoc Management requests.
(iii)	Create and populate in SS&C’s systems applicable entities and charts of accounts.
(iv)	Develop reporting templates and management reporting as agreed in writing between SS&C and Management (additional fees apply for custom reporting).
2.
Record the following transactions/items: (i) cash activity, (ii) investment transactions (contributions, purchases, cash distributions, in-kind distributions and sales), (iii) investment related income and expenses and (iv) fair value adjustments.

3.	Underlying Fund investment data and document management:
(i)	Maintain and monitor SS&C email inbox to receive notices and capital account statements from Underlying Funds; monitor and retrieve documents from Underlying Funds’ web portals.
(iii)	Track document receipt dates and follow up on past-due documents.
(iii)	Track static data, which may include items as agreed in writing such as commitment amount, vintage year, strategy, asset class and region.
(iv)	Track dynamic data, which may include items as agreed in writing such as commitment history, unfunded balance and cost basis.
(v)	Track other user defined fields as required, and as agreed in writing.
4.	Underlying Fund investment transaction processing:
(i)
Record and reconcile (i) capital contributions to (ii) distributions from, and (iii) remaining commitments to Underlying Fund, in accordance with notice classifications and Fund’s accounting policies, and such other as agreed in writing.

(ii)	Record Underlying Funds’ transactions (provided or made available to SS&C), including investment income, fair value and cost adjustments, and expenses.
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(iii)   Prepare cost and market value roll forwards for all private investments, sourced from quarterly capital account statements provided by Underlying Fund managers and from statements provided by other valuation sources including Fund and valuation agents, as agreed in writing.
(iv)	Perform adjustments to market value, as agreed in writing, between SS&C and Management.
E.	GoWire
1.
Establish and maintain procedures for wire transfers from Fund bank accounts using SS&C’s Web Portal for Fund wire authorization.  Fund or Management must approve all wires in the system and through a call back to Management from SS&C, or as otherwise agreed in writing by the Parties from time to time.

2.
Assist in processing payments from Fund bank accounts for the purposes of paying Fund expenses and, only with respect to Funds for which SS&C processes transactions with investors and performs corresponding AML procedures, investor distributions, in all cases only as requested and based upon instructions from Management.

3.	Provide Funds and Management online access to GoWire to approve payees, payment instructions and retrieve other applicable information.
4.
Funds and Management are responsible for maintaining the confidentiality of and controlling the access to and use of all log in credentials supplied to Management (“Fund and Management Access Credentials”). Management shall notify SS&C immediately in writing in the event that (i) any Fund and Management Access Credentials is lost, stolen, or improperly disclosed to a third party or the security of any Fund and Management Access Credentials is otherwise compromised; or (ii) the authority of any person controlling any Fund and Management Access Credentials is withdrawn or amended, or any such person ceases to act on behalf of Funds.

F.	Tax Administration

1.	Calculate dividend and capital gain distribution rates
2.	Prepare ROCSOP and required tax designations for Annual Report
3.	Prepare and coordinate filing of income and excise tax returns (audit firm to sign all returns as paid preparer)
4.	Calculate/monitor book-to-tax differences
5.	Provide quarterly Subchapter M compliance asset diversification compliance monitoring and reporting
6.	Provide annual Subchapter M gross income test information
7.	Provide tax re-allocation data for shareholder 1099 reporting

G.	CCO Services

1.	Within this Section G, the following definitions will apply:
(i)
“Federal Securities Laws” shall mean the definition as put forth in Rule 38a-1, specifically the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

(ii)
“Material Compliance Matter” shall mean “any compliance matter about which Fund’s board would reasonably need to know to oversee fund compliance,” which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by Fund or its service providers (or officers, directors, employees or agents thereof) (ii) a violation of the Compliance Program of Fund, or the written compliance policies and procedures of its service providers; or (iii) a weakness in the design or implementation of the Compliance Program policies and procedures of Fund, or the written compliance policies and procedures of the service providers to Fund.

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(iii)	“Rule 38a-1” shall mean Rule 38a-1 under the 1940 Act.
2.
All Services described in this Section G (the “CCO Services”) are optional and only apply upon the request of Fund that SS&C ALPS provide such CCO Services and the written acceptance of such request by SS&C ALPS. SS&C ALPS requires 90 days’ notice prior to commencement of provision of such CCO Services, which time period may be reduced upon mutual agreement.  The Board of Trustees of Fund may terminate the provision of CCO Services on 90 days’ written notice to SS&C ALPS (nothing herein shall be deemed to limit or restrict the Trustees in the exercise of their fiduciary duty). All CCO Services fees described in Fee Letter will continue until the later of 120 days from the receipt of such termination notice or the date that the SS&C ALPS employee no longer serves as Fund’s Chief Compliance Officer.

3.
SS&C ALPS shall designate, subject to the approval of Fund’s Board of Trustees, one of its own employees to serve as Chief Compliance Officer of Fund within the meaning of Rule 38a-1 (such individual, the “CCO”). The CCO shall render to Fund such advice and services as are required to be performed by a CCO under Rule 38a-1 and as are set forth as follows:

(i)
Review of Compliance Program. The CCO shall, with the assistance of Fund, review and revise, where necessary, the written compliance policies and procedures (the “Compliance Program”) of Fund, which shall address compliance with, and be reasonably designed to prevent violation of, “Federal Securities Laws.”  In addition to provisions of Federal Securities Laws that apply to Fund, the Compliance Program will be revised, where necessary, to address compliance with, and ensure that it is reasonably designed to prevent violation of, Fund’s charter and by-laws and all exemptive orders, no-action letters and other regulatory relief received by Fund from the Securities and Exchange Commission (the “SEC”) and Financial Industry Regulatory Association, Inc. (the “FINRA”) (all such items collectively, “Regulatory Relief”); provided, however, that Compliance Program shall address only that Regulatory Relief afforded the Service Providers or the Fund or relevant to compliance by the Service Providers or Fund, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief.

(ii)
Administration of Compliance Program. The CCO shall administer and enforce Fund’s Compliance Program. The CCO shall consult with the Board of Trustees and Fund’s officers as necessary to amend, update and revise the Compliance Program as necessary, but no less frequently than annually (if required).

(iii)	Post Trade Compliance.
(a)	Perform daily prospectus and SAI, SEC investment restriction monitoring.
(b)	Provide warning/Alert notification with supporting documentation.
(c)	Provide quarterly compliance testing certification to Board of Trustees.
(iv)
Oversight of Service Providers. The CCO is responsible for overseeing, on behalf of Fund, adherence to the written compliance policies and procedures of Fund’s service providers, including Fund, its investment adviser (and sub-adviser, if applicable), the distributor, the administrator, and the transfer agent (the “Service Providers”). In furtherance of this duty:

(a)	The CCO shall obtain and review the written compliance policies and procedures of the Service Providers or summaries of such policies that have been drafted by someone familiar with them.
(b)
The CCO shall monitor the Service Providers’ compliance with their own written compliance policies and procedures, Federal Securities Laws and Fund’s Indenture and Regulatory Relief. In so doing, the CCO shall interact with representatives of the Service Providers as appropriate.

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(c)	The CCO shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to Fund:
a.
In connection with the documentation of its written policies and procedures governing the provision of its services to the relevant Fund, the Service Provider has prepared and delivered to Fund a summary of core services that it provides to Fund or, if no such summary is available, that it has delivered to Fund copies of the relevant policies and procedures.

b.
The Service Provider will provide to Fund and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision.

c.
The Service Provider’s written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and Fund.

d.
The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and Fund.

(v)
Annual Review. Rule 38a-1 requires that, at least annually, Fund review its Compliance Program and that of its Service Providers and the effectiveness of their respective implementations (the “Annual Review”). The CCO shall perform the Annual Review for Fund. The first Annual Review shall be completed no later than the regularly scheduled Board meeting following one year after the commencement of the CCO Services.

(vi)	Attendance of Board Meetings; Reports to Fund’s Board; Escalation
(a)	The CCO shall attend up to four (4) board meetings per year.
(b)
The CCO shall make regular reports to the Board of Trustees of Fund regarding its administration and enforcement of the Compliance Program. These regular reports shall address compliance by Fund and the Service Providers and such other matters as the Board of Trustees of Fund may reasonably request.

(c)	In addition, at least annually, the CCO shall submit a written report to the Board of Trustees of Fund addressing the following issues:
a.	the operation of the Compliance Program, and the written compliance policies and procedures of the Service Providers;
b.	any material changes made to the Compliance Program since the date of the last report;
c.	any material changes to the Compliance Program recommended as a result of the Annual Review; and
d.	each “Material Compliance Matter” that occurred since the date of the last report.
(d)	This written report shall be based on the Annual Review. The first written report shall be presented to the Board of Trustees of Fund no later than 90 days after the date of the first Annual Review.
(e)	The CCO shall report any Material Compliance Matters to the Board of Trustees at least quarterly.
(vii)
Recordkeeping. The CCO expects to rely on Fund or its Service Providers, as applicable, to maintain and preserve records. The CCO will determine that the Service Provider has policies and procedures that are reasonably designed to ensure that Fund records will be maintained in accordance with Fund’s recordkeeping policy and applicable Law, including provisions requiring that any material violation of Fund’s recordkeeping policy and/or applicable Law by the service provider be promptly reported to the CCO.

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(viii)
Meeting with Regulators. The CCO shall meet with, and reply to inquiries from, the SEC, Fund and other legal and regulatory authorities with responsibility for administering Federal Securities Laws as necessary or as reasonably requested by Fund or the Board.

4.
The parties agree that only employees of SS&C ALPS and its Affiliates shall act as CCO or otherwise perform services to Fund under this Agreement unless otherwise agreed to by Fund. Notwithstanding his/her other duties for SS&C ALPS or any other investment company, the CCO shall perform the Services in a professional manner and shall devote appropriate time, energies and skill to the Services. Fund acknowledges that other employees of SS&C ALPS and its Affiliates will assist the CCO in the performance of his/her duties hereunder.

5.
For clarity, Fund shall reimburse, or shall cause Fund to reimburse, SS&C ALPS for all reasonable expenses (including travel expenses for attendance at in-person board meetings) and other out-of-pocket disbursements incurred by SS&C ALPS in connection with the performance of SS&C ALPS’ or the CCO’s duties hereunder.

6.
Fund shall cooperate in good faith with SS&C ALPS and the CCO in order to assist in the performance of the Services. In furtherance of this agreement to cooperate, Fund shall make those of its and its Affiliates’ and Service Providers’, officers, employees, outside counsel and others as may be reasonable related to the Services available for consultation with SS&C ALPS and the CCO, in each case as SS&C ALPS or the CCO may reasonably request. Fund shall provide SS&C ALPS and the CCO with the names of appropriate contact people at the Service Providers and shall otherwise assist SS&C ALPS and the CCO in obtaining the cooperation of the Service Providers. Fund shall provide SS&C ALPS and the CCO with such books and records regarding Fund as SS&C ALPS and the CCO may reasonably request.

H.	Shareholder Recordkeeping, Transfer Agency and Investor Relations

1.	SS&C GIDS utilizing the TA2000 System will perform the following services:
(i)	issue, transfer and redeem book entry shares or cancelling share certificates as applicable;
(ii)
maintain shareholder accounts on the records of Fund on the TA2000 System in accordance with the instructions and information received by SS&C GIDS from Fund, Fund's distributor, manager or managing dealer, Fund's investment adviser, Fund’s sponsor, Fund’s custodian, or Fund’s administrator and any other person whom Fund names on Fee Letter (each an “Authorized Person”), broker-dealers or shareholders;

(iii)	when and if Fund participates in the DTCC, and to the extent SS&C GIDS supports the functionality of the applicable DTCC program:
(a)
accept and effectuate the registration and maintenance of accounts through the Program and the purchase, redemption, exchange and transfer of shares in such accounts through systems or applications offered via the Program in accordance with instructions transmitted to and received by SS&C GIDS by transmission from DTCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, on the Dealer File maintained by SS&C GIDS,

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(b)	issue instructions to Funds’ banks for the settlement of transactions between Funds and DTCC (acting on behalf of its broker-dealer and bank participants),
(c)	provide account and transaction information from Fund’s records on TA2000 in accordance with the applicable Program’s rules, and
(d)	maintain shareholder accounts on TA2000 through the Programs;
(iv)	provide transaction journals;
(v)	once annually, prepare shareholder meeting lists for use in connection with the annual meeting;
(vi)
withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or K-1 data file, as applicable, to Fund’s vendor of choice.

(vii)	disburse income dividends and capital gains distributions to shareholders and record reinvestment of dividends and distributions in shares of Fund;
(viii)	prepare and provide, in electronic format, to Fund’s print vendor of choice:
(d)	confirmation forms for shareholders for all purchases and liquidations of shares of Fund and other confirmable transactions in shareholders' accounts,
(e)	copies of shareholder statements, and
(f)	shareholder reports and prospectuses provided by Fund;
(x)	provide or make available on-line daily and monthly reports as provided by the TA2000 System and as requested by Fund;
(xi)	maintain those records necessary to carry out SS&C GIDS's duties hereunder, including all information reasonably required by Fund to account for all transactions on TA2000 in Fund shares;
(xii)
calculate the appropriate sales charge, if applicable and supported by TA2000, with respect to each purchase of Fund shares as instructed by an Authorized Person, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to SS&C GIDS by Fund's managing dealer or distributor or any other Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

(xiii)	receive correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding to shareholder correspondence;
(x)	arrange the mailing to dealers of confirmations of wire order trades;
(xiv)
process, generally on the date of receipt, purchases, redemptions, exchanges, or instructions, as applicable, to settle any mail or wire order purchases, redemptions or exchanges received in proper order as set forth in the prospectus and general exchange privilege applicable, and reject any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined);

(xv)
if Fund is a registered product, provide to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000.  For clarification, with respect to obligations, Fund is responsible for any registration or filing with a federal or state government body or obtaining approval from such body required for the sale of shares of Fund in each jurisdiction in which it is sold.  SS&C GIDS’s sole obligation is to provide Fund access to the Blue Sky module of TA2000 with respect to purchases of shares of Fund on TA2000, and generate output reports to Fund as mutually agreed.  It is Fund’s responsibility to validate that the Blue Sky module settings are accurate and complete and to validate the output produced thereby and other applicable reports provided by SS&C GIDS, to ensure accuracy.  SS&C GIDS is not responsible in any way for claims that the sale of shares of Fund violated any such requirement (unless such violation results from a failure of the SS&C GIDS Blue Sky module to notify Fund that such sales do not comply with the parameters set by Fund for sales to residents of a given state);

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(xvi)	provide to Fund escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000;
(xvii)
as mutually agreed upon by the parties as to the service scope and fees, answer telephone inquiries during mutually agreed upon times, each day on which the New York Stock Exchange is open for trading.  SS&C GIDS shall answer and respond to inquiries from existing shareholders, prospective shareholders of Fund and broker-dealers on behalf of such shareholders in accordance with the telephone scripts provided by Fund to SS&C GIDS, such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests;

(xviii)
support Fund repurchase offers, including but not limited to: assistance with shareholder communication plan; coordination of repurchase offer materials; establishment of informational website; receipt, review and reconciliation of letters of transmittal; daily tracking, reconciliation and reporting of shares tendered; and issuing tax forms;

(xix)
in order to assist Fund with Fund’s anti-money laundering responsibilities under applicable anti-money laundering laws, SS&C GIDS offers certain risk-based shareholder activity monitoring tools and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with Fund, pursuant to Section F hereto;

(xx)
as mutually agreed upon by the Parties as to the service scope and fees, SS&C GIDS shall carry out certain information requests, analyses and reporting services in support of Fund’s obligations under Rule 22c-2(a)(2).  The Parties will agree to such services and terms as stated in the attached appendix (“Appendix I” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the Parties;

(xxi)
as mutually agreed upon by the Parties as to the service scope and fees, provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing); and

(xxii)
upon request of Fund and mutual agreement between the Parties as to the scope and any applicable fees, SS&C GIDS may provide additional services to Fund under the terms of this Schedule and the Agreement.   Such services and fees shall be set forth in writing and may be added by an amendment to, or as a statement of work under, this Schedule or the Agreement.

2.
At the request of an Authorized Person, SS&C GIDS shall use reasonable efforts to provide the services set forth in Section H.1 of this Schedule A in connection with transactions (i) the processing of which transactions require SS&C GIDS to use methods and procedures other than those usually employed by SS&C GIDS to perform shareholder servicing agent services, (ii) involving the provision of information to SS&C GIDS after the commencement of the nightly processing cycle of the TA2000 System or (iii) which require more manual intervention by SS&C GIDS, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by normal transactions.

3.
SS&C GIDS shall use reasonable efforts to provide the same services with respect to any new, additional functions or features or any changes or improvements to existing functions or features as provided for in Fund's instructions, offering documents or application as amended from time to time, for Fund, provided SS&C GIDS is advised in advance by Fund of any changes therein and the TA2000 System and the mode of operations utilized by SS&C GIDS as then constituted supports such additional functions and features.  If any new, additional function or feature or change or improvement to existing functions or features or new service or mode of operation measurably increases SS&C GIDS's cost of performing the services required hereunder at the current level of service, SS&C GIDS shall advise Fund of the amount of such increase and if Fund elects to utilize such function, feature or service, SS&C GIDS shall be entitled to increase its fees by the amount of the increase in costs.

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4.
Fund shall add all new funds to the TA2000 System upon at least 60 days’ prior written notice to SS&C GIDS provided that the requirements of the new funds are generally consistent with services then being provided by SS&C GIDS under the Agreement.  If less than 60 days’ prior notice is provided by Fund, additional ‘rush’ fees may be applied by SS&C GIDS.   Rates or charges for additional funds shall be as set forth in Fee Letter for the remainder of the contract term except as such funds use functions, features or characteristics for which SS&C GIDS has imposed an additional charge as part of its standard pricing schedule.  In the latter event, rates and charges shall be in accordance with SS&C GIDS's then-standard pricing schedule.

5.
The Parties agree that to the extent that SS&C GIDS provides any services under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), it is the parties’ mutual intent that SS&C GIDS will provide only printing, reproducing, and other mechanical assistance to Fund and that SS&C GIDS will not make any judgments or exercise any discretion of any kind. Fund agrees that it will provide express and comprehensive instructions to SS&C GIDS in connection with all of the services that are to be provided by SS&C GIDS under the Agreement that relate to compliance by Fund with the Code (or any other applicable tax law), including providing responses to requests for direction that may be made from time to time by SS&C GIDS of Fund in this regard.

6.
Fund instructs and authorizes SS&C GIDS to provide the services as set forth in the Agreement in connection with transactions on behalf of certain IRAs featuring Funds made available by Fund.  Fund acknowledges and agrees that as part of such services, SS&C GIDS will act as service provider to the custodian for such IRAs.

7.
If applicable, SS&C GIDS will make original issues of shares, or if shares are certificated, stock certificates upon written request of an officer of Fund and upon being furnished with a certified copy of a resolution of the Board of Trustees authorizing such original issue, evidence regarding the value of the shares, and necessary funds for the payment of any original issue tax.

8.	Upon receipt of Fund’s written request, SS&C GIDS shall provide transmissions of shareholder activity to the print vendor selected by Fund.
9.
If applicable, Fund will furnish SS&C GIDS with a sufficient supply of blank stock certificates and from time to time will renew such supply upon the request of SS&C GIDS.  Such certificates will be signed manually or by facsimile signatures of the officers of Fund authorized by law and by bylaws to sign stock certificates, and if required, will bear the corporate seal or facsimile thereof.  In the event that certificates for shares of Fund shall be represented to have been lost, stolen or destroyed, SS&C GIDS, upon being furnished with an indemnity bond in such form and amount and with such surety as shall be reasonably satisfactory to it, is authorized to countersign a new certificate or certificates for the number of shares of Fund represented by the lost or stolen certificate. In the event that certificates of Fund shall be represented to have been lost, stolen, missing, counterfeited or recovered, SS&C GIDS shall file Form X-17F-1A as required by applicable federal securities laws.

10.
Shares of stock will be transferred in accordance with the instructions of the shareholders and, upon receipt of Fund’s instructions that shares of stock be redeemed and funds remitted therefor, such redemptions will be accomplished and payments dispatched provided the shareholder instructions are deemed by SS&C GIDS to be duly authorized.  SS&C GIDS reserves the right to refuse to transfer, exchange, sell or redeem shares as applicable, until it is satisfied that the request is authorized, or instructed by Fund.

11.	Changes and Modifications.
(i)
SS&C GIDS shall have the right, at any time, to modify any systems, programs, procedures or facilities used in performing its obligations hereunder; provided that Fund will be notified as promptly as possible prior to implementation of such modifications and that no such modification or deletion shall materially adversely change or affect the operations and procedures of Fund in using the TA2000 System hereunder, the Services or the quality thereof, or the reports to be generated by such system and facilities hereunder, unless Fund is given thirty (30) days’ prior notice to allow Fund to change its procedures and SS&C GIDS provides Fund with revised operating procedures and controls.

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(ii)
All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for, including, without limitation, Fund Requested Software (collectively, “Deliverables”), shall be, and shall remain, the confidential and exclusive property of, and proprietary to, SS&C GIDS.  The parties recognize that during the Term of this Agreement Fund will disclose to SS&C GIDS Confidential Information and SS&C GIDS may partly rely on such Confidential Information to design, structure or develop one or more Deliverables.  Provided that, as developed, such Deliverable(s) contain no Confidential Information that identifies Fund or any of its investors or which could reasonably be expected to be used to readily determine such identity, (i) Fund hereby consents to SS&C GIDS’s use of such Confidential Information to design, to structure or to determine the scope of such Deliverable(s) or to incorporate into such Deliverable(s) and that any such Deliverable(s), regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of SS&C GIDS and (ii) Fund hereby grants SS&C GIDS a perpetual, nonexclusive license to incorporate and retain in such Deliverable(s) Confidential Information of Fund.  All Confidential Information of Fund shall be and shall remain the property of Fund.

12.	Fund Obligations.
(i)	Fund agrees to use its reasonable efforts to deliver to SS&C GIDS in Kansas City, Missouri, as soon as they are available, all of its shareholder account records.
(ii)	Fund will provide SS&C GIDS written notice of any change in Authorized Personnel as set forth on Schedule B.
(iii)
Fund will notify SS&C GIDS of material changes to its Articles of Incorporation, Declaration of Trust, Bylaws or similar governing document (e.g. in the case of recapitalization) that materially impacts the services provided by SS&C GIDS under the Agreement.

(iv)
If at any time Fund receives notice or becomes aware of any stop order or other proceeding in any such state affecting such registration or the sale of Fund's shares, or of any stop order or other proceeding under the federal securities laws affecting the sale of Fund's shares, Fund or Management will give prompt notice thereof to SS&C GIDS.

(v)
Fund shall not enter into one or more omnibus, third-party sub-agency or sub accounting agreements with (i) unaffiliated third-party broker/dealers or other financial intermediaries who have a distribution agreement with the affected Funds or (ii) third party administrators of group retirement or annuity plans, unless Fund either (1) provides SS&C GIDS with a minimum of twelve (12) months’ notice before the accounts are deconverted from SS&C GIDS, or (2), if twelve (12) months’ notice is not possible, Fund shall compensate SS&C GIDS by paying a one-time termination fee equal to $0.10 per deconverted account per month for every month short of the twelve (12) months’ notice in connection with each such deconversion.

13.	Compliance.
(i)
SS&C GIDS shall perform the services under this Schedule A in conformance with SS&C GIDS's present procedures as set forth in its Procedures with such changes or deviations therefrom as may be from time to time required or approved by Fund, its investment adviser or managing dealer, or its or SS&C GIDS's counsel and the rejection of orders or instructions not in good order in accordance with the applicable prospectus or the Procedures. Notwithstanding the foregoing, SS&C GIDS’s obligations shall be solely as are set forth in this Schedule and any of other obligations of Fund under applicable law that SS&C GIDS has not agreed to perform on Fund’s behalf under this Schedule or the Agreement shall remain Fund’s sole obligation.

14.	Bank Accounts.
(i)
SS&C GIDS, acting as agent for Fund, is authorized (1) to establish in the name of, and to maintain on behalf of, Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank on the maximum liability of such Banks into which SS&C GIDS shall deposit Funds SS&C GIDS receives for payment of dividends, distributions, purchases of Fund shares, redemptions of Fund shares, commissions, corporate re-organizations (including recapitalizations or liquidations) or any other disbursements made by SS&C GIDS on behalf of Fund provided for in this Schedule A, (2) to draw checks upon such accounts, to issue orders or instructions to the Bank for the payment out of such accounts as necessary or appropriate to accomplish the purposes for which such funds were provided to SS&C GIDS, and (3) to establish, to implement and to transact Fund business through ACH, draft processing, wire transfer and any other banking relationships, arrangements and agreements with such Bank as are necessary or appropriate to fulfill SS&C GIDS’s obligations under the Agreement.  SS&C GIDS, acting as agent for Fund, is also hereby authorized to execute on behalf and in the name of Fund, on the usual terms and conditions prevalent in the industry, including limits or caps (based on fees paid over some period of time or a flat amount, as required by the affected Bank) on the maximum liability of such Banks, agreements with banks for ACH, wire transfer, draft processing services, as well as any other services which are necessary or appropriate for SS&C GIDS to utilize to accomplish the purposes of this Schedule.  In each of the foregoing situations Fund shall be liable on such agreements with the Bank as if it itself had executed the agreement.

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(ii)
SS&C GIDS is authorized and directed to stop payment of checks theretofore issued hereunder, but not presented for payment, when the payees thereof allege either that they have not received the checks or that such checks have been mislaid, lost, stolen, destroyed or through no fault of theirs, are otherwise beyond their control, and cannot be produced by them for presentation and collection, and, to issue and deliver duplicate checks in replacement thereof.

15.
Records. SS&C GIDS will maintain customary transfer agent records in connection with its agency in accordance with the transfer agent recordkeeping requirements under the 1934 Act, and particularly will maintain those records required to be maintained pursuant to subparagraph (2) (iv) of paragraph (b) of Rule 31a-1 under the 1940 Act, if any.  Notwithstanding anything in the Agreement to the contrary, the records to be maintained and preserved by SS&C GIDS on the TA2000 System under the Agreement shall be maintained and preserved in accordance with the following:

(i)
Annual purges by August 31: SS&C GIDS and Fund shall mutually agree upon a date for the annual purge of the appropriate history transactions from the Transaction History (A88) file for accounts (both regular and tax advantaged accounts) that were open as of January 1 of the current year, such purge to be complete no later than August 31.  Purges completed after this date will subject Fund to the Aged History Retention fees set forth in the Fee Letter.

(i)
Purge criteria: In order to avoid the Aged History Retention fees, history data for regular or ordinary accounts (that is, non-tax advantaged accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the current year and history data for tax advantaged accounts (retirement and educational savings accounts) must be purged if the confirmation date of the history transaction is prior to January 1 of the prior year.  All purged history information shall be retained on magnetic tape for seven (7) years.

(ii)
Purged history retention options (entail an additional fee):  For the additional fees set forth in the Fee Letter, or as otherwise mutually agreed, then Fund may choose (i) to place purged history information on the Purged Transaction History (A19) table or (ii) to retain history information on the Transaction History (A88) file beyond the timeframes defined above.  Retaining information on the A19 table allows for viewing of this data through online facilities and E-Commerce applications.  This database does not support those histories being printed on statements and reports and is not available for on request job executions.

16.
Disposition of Books, Records and Canceled Certificates.  SS&C GIDS may send periodically to Fund, or to where designated by Fund as may be required by an officer or agent of Fund, all books, documents, and all records no longer deemed needed for current purposes, upon the understanding that such books, documents, and records will be maintained by Fund under and in accordance with the requirements of applicable federal securities laws.  Such materials will not be destroyed by Fund without the consent of SS&C GIDS (which consent will not be unreasonably withheld), but will be safely stored for possible future reference.

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I.	AML
1.
SS&C may assume the authenticity and accuracy of any document or information provided by a prospective investor or investor without verification unless, in the sole discretion of SS&C, the same on its face appears not to be genuine.  In the event of delay or failure by a prospective investor or investor to produce any information required by the subscription or similar agreement of Fund or requested by SS&C, SS&C may refuse to process the subscription and the subscription monies related thereto or may refuse to allow a redemption until the applicable information has been provided.  SS&C shall not process any payment from a prospective investor or make any payment for redemption proceeds to an investor if SS&C determines, or if SS&C receives instructions that Fund has (or, if applicable and defined below, Fund AML Officers) have determined, that such payment would violate any AML law.

U.S. Domiciled Funds
2.
Notwithstanding the ability of Fund to delegate the maintenance of certain AML procedures to SS&C, Fund is ultimately responsible for ensuring its compliance with applicable AML law, including identifying, assessing and understanding relevant AML risks.  SS&C will disclose to Fund if SS&C files, on its own behalf, a suspicious activity report in relation to Fund, investors or prospective investors, unless in the sole discretion of SS&C, such disclosure would be prohibited by applicable Law. Such disclosure shall identify the prospective investor or investor and the transaction which is the subject of the suspicious activity report and include a summary statement as to why the transaction is believed to be suspicious.

3.
With respect to Funds that are U.S. domiciled, relying on external services as well as information provided on Fund subscription documents, screen the names of each prospective investor and report whether each subscriber is (i) a person identified on the sanctions lists administered and published by OFAC, including the list of specially designated nationals and blocked persons or (ii) believed to be a senior non-U.S. political figure or an immediate family member or close associate of such a figure (collectively “PEP”) or a non-U.S. shell bank.

J.	Blue Sky Filing Services
1.	Fund is ultimately responsible for ensuring its compliance with applicable Blue Sky laws, including identifying, assessing and understanding relevant Blue Sky risks.
2.	As used in this Section, the following additional terms have the following meanings:
(i)
“Blue Sky” means the various statutes and regulations of the states, District of Columbia, Puerto Rico, and the United States Virgin Islands governing the offer and sales of mutual funds and the related compliance services.

(ii)	“Sales Feed” means a data file in industry standard format sent by a third party.
3.	SS&C DST shall perform the following Services in all states and territories in which Fund’s shares are offered as identified by Fund, in the form of and as required by Law applicable to Client:
(i)	Assist with the filing of Initial Notices;
(ii)	Assist with the filing of Fund renewals and amendments to reflect relevant changes, as applicable;
(iii)	Assist with the filing of Fund sales reports filings;
(iv)	Pay Notice Filing and other fees and invoice Company for fees owed to each state in accordance with procedures agreed upon in writing by Company and SS&C DST;
(v)	Assist with the filing of Fund Prospectuses and Statements of Additional Information and any amendments and supplements;
(vi)	Assist with the filing of annual reports;
(vii)	Assist with the filing of all necessary notices to permit Fund (or class of Fund, as applicable) to qualify for reduced fees;
(viii)	Assist with the filing of all correspondence and related documentation in order to permit Fund to utilize exemptions if such exemption notice is required;
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(ix)	Advise Fund prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so Fund can advise SS&C DST in writing the action to be taken;
(x)	Provide Fund information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available;
(xi)
Include in sales report filings, all sales reported to SS&C DST via (i) transfer agency Blue Sky Sales Feed, and (ii) broker Blue Sky Sales Feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from Fund’s prior Blue Sky service provider, or (b) confirmed in writing by Fund to be activated, less any exempt sales that Fund has directed SS&C DST in writing to remove prior to such filing;

(xii)	At the direction of Fund, serve as liaison between Fund and the applicable Blue Sky jurisdiction;
(xiii)	Provide information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;
(xiv)	Conduct annual due diligence meeting with Fund;
(xv)
In the event that SS&C DST becomes aware of the sale of Fund’s shares in a jurisdiction in which no Notice Filing has been made, SS&C DST shall report such information to Fund shall instruct SS&C DST with respect to the corrective action to be taken; and

(xvi)	File all additional amendments to increase registered amounts in accordance with agreed upon procedures.
4.	The foregoing Services will be performed by SS&C DST and are contingent on the performance by Fund of the following duties and obligations. Fund shall:
(i)	Identify the states and territories where Fund’s shares will be offered for sale;
(ii)	Determine the availability of any exemptions under a jurisdiction’s Blue Sky laws with the assistance of SS&C DST;
(iii)	Work with SS&C DST to identify what systematic exemptions will be taken by Fund and coded on Fund’s Transfer Agent’s system;
(iv)
Provide written instructions in SS&C DST standard format to implement systematic exemptions and exclusions from reporting where practicable on Fund’s Transfer Agent system or the SS&C DST Blue Sky application;

(v)
Provide written instructions to SS&C DST to remove current permit period sales from SS&C DST’s Blue Sky application upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

(vi)	Execute the limited power of attorney form set forth in Exhibit 1 to Schedule A;
(vii)	Liaise with Fund to facilitate wire transfers for payment of state fees, as needed;
(viii)	Notify SS&C DST in writing to the extent Fund is notified by an intermediary of a new Sales Feed and work with SS&C DST to facilitate any necessary updates;
(ix)	Provide written instruction detailing action to be taken upon receipt of written notification from SS&C DST that a direct broker Blue Sky Sales Feed is available for activation;
(x)	Provide member of Fund to act as signer for all forms to be filed in paper or electronic delivery;
(xi)	Provide member of Fund to act as signer for all required wet signatures with appropriate notary if required by jurisdiction; and
(xii)	Provide timely delivery of wet signature documents to meet filing deadlines as required by jurisdictions.
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5.	Proprietary Rights, Third Party Information and Development Ideas
(i)
SS&C DST and/or its Affiliates, as the case may be, own and shall retain all rights, title and interests, including intellectual property rights in and to the SS&C DST Property.  This Schedule shall not be construed to provide to Company any express or implied right or license to convey or otherwise exploit the SS&C DST property, or any portion thereof.

(ii)
Certain of the information used by SS&C DST in providing the Services has been obtained from third parties.   Each third party owns and shall retain all rights, title and interests, including intellectual property rights in and to all information provided by such third party.  SS&C DST is not responsible for substantiating the content or accuracy of any such information.

(iii)
Unless specifically excluded by a writing signed by Company and SS&C DST, Company hereby grants to SS&C DST, its Affiliates, and any third party licensors, the irrevocable, perpetual, nonexclusive, worldwide, royalty-free right and license to use and incorporate any suggestions and ideas received by SS&C DST from Company with respect to the Services in connection with SS&C DST’ on-going development of such Services for its use with Company and other SS&C DST customers.

K.	Miscellaneous
1.	Notwithstanding anything to the contrary in this Agreement, SS&C:
(i)	Does not maintain custody of any cash or securities.
(ii)	Does not have the ability to authorize transactions.
(iii)	Does not have the authority to enter into contracts on behalf of Fund.
(iv)	Is not responsible for determining the valuation of Fund’s assets and liabilities.
(v)	Does not perform any management functions or make any management decisions with regard to the operation of Fund.
(vi)	Is not responsible for affecting any U.S. federal or state regulatory filings which may be required or advisable as a result of the offering of interests in Fund.
(vii)	Is not Fund’s tax advisor and does not provide any tax advice.
(viii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.
2.
If SS&C allows Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)
Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals.  Fund and Management shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Fund or Management or their authorized Users of such terms of use.  Any change in the status or authority of an authorized User communicated by Fund shall not be effective until SS&C has confirmed receipt and execution of such change.

 (   (ii)   SS&C grants to Fund and Management a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions.  Fund and                      Management will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to
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(iii)
Fund and Management will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above  to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the Web Portal.  Neither Fund nor Management will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to Fund or Management hereunder.
(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify Fund as soon as reasonably practicable of such action.
3.
Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures.  All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of Fund and are subject to review and approval by Fund and Fund’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

4.
SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to Fund if they are made available to Fund online through SS&C’s Web Portal.
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Schedule B
Authorized Personnel

Pursuant to the terms of the Schedule A and the Agreement between Fund and SS&C GIDS, Fund authorizes the following Fund personnel to provide instructions to SS&C GIDS, and receive inquiries from SS&C GIDS in connection with Schedule A and the Agreement:

                                                                                                Name                                                                       Title

_____________________________ ________________________________

_____________________________ ________________________________

_____________________________ ________________________________

_____________________________ ________________________________

_____________________________ ________________________________

_____________________________ ________________________________

_____________________________ ________________________________

_____________________________ ________________________________

_____________________________ ________________________________

_____________________________ ________________________________

_____________________________ ________________________________

This Schedule may be revised by Fund by providing SS&C GIDS with a substitute Schedule B.  Any such substitute Schedule B shall become effective twenty-four (24) hours after SS&C GIDS's receipt of the document and shall be incorporated into the Agreement.
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Schedule C
Funds

Fund	Domicile
Sphinx Opportunity Fund	Delaware Statutory Trust
Sphinx Opportunity Fund II	Delaware Statutory Trust

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